EXHIBIT 10.2

                             BANK DEVELOPMENT AGREEMENT


     This Bank Development Agreement (the "Agreement") is made as of this 19th day of June, 1998, by and among The First Bancshares, Inc., a Mississippi corporation (the "Holding Company"), and the undersigned organizers (the "Organizers") of First National Bank of the Pine Belt (in organization) (the "Bank").

     The Holding Company and the Organizers have jointly pursued the formation of the Bank in Laurel, Mississippi. This Agreement formalizes the ongoing terms of this joint pursuit.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                           Statement of Agreement

     1. Structure. The Bank will be organized as a wholly-owned subsidiary of the Holding Company and is anticipated to be a national bank, chartered by the Office of the Comptroller of the Currency.

     2. Capitalization. The initial capitalization of the Bank is expected to be $5,000,000 (or such other amount as may be necessary to satisfy applicable regulatory requirements). This initial capitalization is anticipated to be funded as set forth in Section 5 below and will be accomplished pursuant to the terms of a Conditional Subscription Agreement between the Holding Company and the Bank, substantially in the form attached hereto as Exhibit A.

     3. Development. Each of the parties has agreed to cooperate in all aspects of the development of the Bank and to exercise their good faith and best efforts to accomplish the goals contemplated by this Agreement. Notwithstanding the foregoing, the division of responsibilities related to the organization and formation of the Bank shall be as follows:

          A. Subject to the Organizers' approval of all material documents and issues related thereto, which approval shall not be unreasonably withheld, the Holding Company shall be responsible for the legal and accounting aspects of organization of the Bank and all state and federal regulatory approvals.

          B. Subject to the Holding Company's approval, which approval shall not be unreasonably withheld, the Organizers may procure and provide professional bank consultant services to the Holding Company to assist with the formation of the Bank and all state and federal regulatory approvals.

          C. The Organizers shall be responsible for the acquisition or leasing of certain real or personal property related to the proposed operation of the Bank, but the Holding Company shall be consulted and have opportunity for input and comment on the selection of such property and all material documents and issues related hereto.

     D. Until such time as the parties mutually agree to the contrary, the Holding Company shall have the right to approve the annual budget and all capital expenditures for the Bank.

     4.   Allocation of Expenses.

          A.   Expenses Paid By Holding Company.

               1. Legal and Accounting Fees. The Holding Company shall be responsible for, and shall advance, all legal and accounting fees incurred by the Holding Company or Bank which are associated with the Public Offering (as defined below) and the formation of the Bank.

               2. Pre-Opening Employee Expenses. As set forth in that certain Employment Agreement by and between William M. Renovich and the Holding Company, dated June 10, 1998 (the "Employment Agreement"), Mr. Renovich is employed, initially as an employee of the Holding Company, to assist with the formation of the Bank, and then as President and CEO of the Bank, for an initial term of three years. Subject to reimbursement as set forth in Section 4(B)(2) hereof, until the Bank assumes the payment of Mr. Renovich's salary and benefits as set forth in Section 9 hereof, the Holding Company shall be responsible for, and shall advance, salary, FICA, perquisites and fringe benefits to Mr. Renovich as set forth in the Employment Agreement.

          B. Expenses Paid By Organizers. Subject to reimbursement as set forth in Section 6, the Organizers shall advance the costs and expenses related to the following:

               1. General Expenses. All costs and expenses, other than the costs and expenses to be paid by the Holding Company as set forth in Section 4(A), incurred by any party in connection with the formation of the Bank, including but not limited to acquisition or leasing of real or personal property, professional bank consulting fees, legal and other professional fees related to the internal affairs among the organizers and the acquisition of real or personal property as contemplated herein, FDIC and other federal regulatory fees, and state filing fees, shall be the responsibility of, and shall be advanced by, the Organizers.

               2. Reimbursement of a Portion of Mr. Renovich's Salary Expenses. Until the Bank assumes the payment of Mr. Renovich's salary and benefits as set forth in Section 9, the Holding Company shall advance and pay all salary, FICA, perquisites and fringe benefits to Mr. Renovich as set forth in the Employment Agreement and Section 4(A)(2) above. Notwithstanding the forgoing, 60% of the expenses for Mr. Renovich's salary, FICA, perquisites and fringe benefits incurred by the Holding Company for the period commencing with Renovich's employment by the Holding Company and ending upon the opening date of the Bank shall be billed to the Organizers by the Holding Company and immediately reimbursed by the Organizers to the Holding Company.

          C. Funding of Organizers' Expense Obligations. To facilitate the payment of such expenses by the Organizers, the Organizers will obtain a $300,000 line of credit (the "Line of Credit") from The First National Bank of South Mississippi, a wholly-owned subsidiary of the Holding Company, and will enter into a contribution agreement among the Organizers to allocate liability for the Line of Credit. The contribution agreement will provide that each Organizer will be jointly and severally liable for the Line of Credit, up to a maximum of $35,000 per Organizer.

     5. Public Offering. The initial capitalization and reimbursement of organizational costs for the Bank are anticipated to be funded from the proceeds of a proposed estimated $5,000,000 to $10,000,000 public offering of securities (at a price of $15.00 per share) to be conducted by the Holding Company (the "Public Offering"). Such capitalization may, in the Holding Company's sole discretion, be funded from sources other than the Public Offering. The Organizers agree to cooperate in good faith with the preparation of all documents related to the Public Offering as reasonably requested from time to time by the Holding Company. The Organizers further agree to abide by all applicable restrictions under federal and state securities laws which apply to the Public Offering and the Holding Company's participation in the development of the Bank. The parties agree that the Organizers will be allocated five-eighths (5/8) of the offering to sell in the Jones County market and the current members of the Board of Directors of the Holding Company will be allocated three-eighths (3/8) of the offering of Holding Company securities to sell in the Forrest/Lamar County markets in the Public Offering. It is further agreed that: (a) no individual (or household) may purchase more than $250,000.00 worth of stock in the Public Offering; and (b) the maximum amount of stock that the Organizers will be allowed to purchase in the Public Offering will be $2,500,000.00.

     6.   Reimbursement.

          A. Reimbursement to Organizers. Upon the first of the following to occur, the Holding Company shall assume the Line of Credit or otherwise satisfy or cause the Bank to satisfy the Line of Credit (from the Bank's initial capitalization or other source) thereby causing each Organizer to be relieved of liability pursuant to the Line of Credit, up to an aggregate of $300,000:

               1. The Bank lawfully opens for business and commences banking operations, and the Organizers are not in material breach of this Agreement; or

               2. The Organizers in the aggregate have irrevocably subscribed and paid for at least $2,000,000 of securities in the Holding Company, and the Bank fails to become licensed as a lawfully chartered bank as a result of facts or circumstances which are the result or product of, in whole or in substantial part, a negligent, willful or intentional act or omission of the Holding Company or any authorized representative of the Holding Company.

          B. No Reimbursement to Organizers. The Holding Company shall not assume the Line of Credit or otherwise satisfy the Line of Credit, and the Organizers shall remain liable for the Line of Credit in all circumstances other than those set forth in Section 6(A) above, including any circumstance in which the Bank fails to open for business for any reason other than as the result or product of, in whole or in substantial part, a negligent, willful or intentional act or omission of the Holding Company or any authorized representative of the Holding Company. In any such case, the allocation of expenses provided for in Section 4 above shall control.

     7. Bank Directors. The Holding Company agrees to structure the initial Board of Directors of the Bank to include and to be limited to each of the Organizers, plus the Chief Executive Officer and the Chief Financial Officer of the Holding Company, who are currently David E. Johnson and Charles Ruffin. Upon the organization of the Bank, the Holding Company further agrees to elect and re-elect each of the Organizers to the Board of Directors of the Bank until such time as the Board of Directors of the Bank, by a two-thirds vote (with or without cause) with the concurrence of the Holding Company, which concurrence shall not be unreasonably withheld, requests that one or more of the Bank's directors be replaced. In this event, the Holding Company shall replace the appropriate directors of the Bank, in accordance with the instructions of the Bank's Board of Directors, at the earliest practicable time in accordance with the Bank's bylaws and applicable regulatory restrictions. Notwithstanding the foregoing, the Board of Directors of the Bank shall not include any individual:
(i) who does not agree to serve on the Board of Directors, (ii) who is prohibited by federal or state law, rule, or regulation, or the Bank's bylaws or otherwise fails to receive the approval of the relevant bank regulatory agencies, to serve on the board of directors of a bank or subsidiary of a publicly held company, (iii) who has materially violated this Agreement, or
(iv) who is not approved by the Board of the Holding Company, which approval will not be unreasonably withheld. The Holding Company hereby approves each of the initial 16 Organizers who have executed this Agreement to serve on the Bank's initial Board of Directors.

     8.   Holding Company Directors.

          A. In the event (i) the Organizers in the aggregate have irrevocably subscribed and paid for at least $2,000,000 of securities of the Holding Company, and (ii) the incorporation and organization of the Bank is completed and the Bank lawfully opens for business, the following shall occur:

               1. The Holding Company will adopt appropriate corporate resolutions to expand the size of the Holding Company's Board of Directors by a sufficient number of members to permit the appointment of the nominees described in Section 8(A)(2); and

               2. Subject to the approval of the Holding Company, which shall not be unreasonably withheld, a majority of the Board of Directors of the Bank shall select four members of the Board of Directors of the Bank to be appointed by the Holding Company's Board of Directors to fill four vacancies on the Holding Company's Board of Directors which exist or are created pursuant to
Section 8(A)(1).

               3. The Board of Directors of the Bank may, by a two-thirds vote (with or without cause), replace any or all of the four individuals initially selected by the Board of Directors of the Bank to serve on the Holding Company's Board of Directors. Only members of the Board of Directors of the Bank shall be eligible to be selected under this provision. Any individuals selected by the Board of Directors of the Bank under this provision shall be subject to the approval of the Holding Company. In the event of a replacement selection by the Board of Directors of the Bank, the Holding Company's Board of Directors shall replace the appropriate individuals on the Holding Company's Board of Directors at the earliest practicable time in accordance with the Holding Company's bylaws. The Holding Company's Board of Directors shall also nominate and recommend the newly-selected individuals for election to the Holding Company's Board of Directors at the Holding Company's next annual meeting of shareholders.

          B.   Upon the satisfaction of the conditions precedent set forth in
Section 8(A) above, the Holding Company's Board of Directors shall nominate and recommend for election to the Board of Directors of the Holding Company at the next annual shareholder meeting of the Holding Company after the satisfaction of the conditions precedent, four Directors of the Bank submitted to the Board of Directors of the Holding Company by the Board of Directors of the Bank.

          C. In the event that the conditions precedent set forth in Section 8(A) above have been satisfied, upon the expiration of the term of each proposed director set forth in Section 8(B) above, the Board of Directors of the Holding Company hereby agrees annually to nominate and recommend for election or re-election as a director of the Holding Company the appropriate number of individuals, whose names are submitted by the Board of Directors of the Bank, to allow for the Bank's continued representation by four members of the Bank's Board of Directors on the Holding Company's Board of Directors. All individuals whose names are submitted to the Holding Company's Board of Directors under this provision shall be subject to the approval of the Holding Company, which shall not be unreasonably withheld.

          D. Notwithstanding anything contained herein to the contrary, the Holding Company shall not elect, nominate or recommend for election as a director of the Holding Company any individual: (i) who does not agree to elect or serve on the board of directors of the Holding Company, (ii) who is prohibited by federal or state law, rule, or regulation, or the Holding Company's bylaws, or otherwise fails to receive the approval of the relevant bank regulatory agencies to serve on the board of directors of a bank or publicly held company, or (iii) who has materially violated this Agreement.
The obligation of the Holding Company to elect or nominate directors under this
Section 8 shall terminate in the event the Bank ceases to be a wholly-owned subsidiary of the Holding Company or the Organizers materially breach this Agreement.

     9. Mr. Renovich's Salary Assumption. Upon the Bank's lawful commencement of business in Laurel, Mississippi, the Bank shall assume the Holding Company's obligations under the Employment Agreement and shall pay to Mr. Renovich, for the remainder of the initial term of the Employment Agreement and any extensions thereof, his salary, FICA, perquisites, and fringe benefits in pay periods as determined by the Bank, but no event less frequently than monthly, unless Mr. Renovich's employment has been sooner terminated pursuant to his Employment Agreement.

     10. Assignment of Property Interests. Upon the incorporation and initial capitalization of the Bank in an amount necessary to satisfy all applicable state and federal bank regulatory requirements (or at any sooner time designated by the Holding Company in its discretion, and then only upon the Holding Company relieving the Organizers of liability under the Line of Credit), the Organizers shall convey or assign to the Bank any and all right, title and interest in and to any and all real or personal property which is associated with or related to the proposed operation of the Bank, and which is acquired by, or held in the name of, one or more Organizers or any entity controlled by one or more Organizers, including but not limited to any fee interest, leasehold interest, or option to acquire a fee or leasehold interest. In the event of such conveyance or assignment as described in this Section 10, the real and personal property conveyed, or interest therein which is assigned, shall be free and clear of all liens or encumbrances except liens or encumbrances in favor of the Holding Company or any subsidiary of the Holding Company.

     11. Office Support. Until the initial capitalization of the bank in an amount necessary to satisfy all applicable state and federal bank regulatory requirements, the Organizers will make available facilities, furniture, fixtures, equipment, and clerical support for the initial operations of the Bank.

     12. Lock-Up. In consideration for the incurring of costs and expenses by the Holding Company and the Organizers for the transactions contemplated herein, for a period commencing the date hereof and ending on June 30, 1999:
(a) each of the Organizers agrees not to participate directly or indirectly in any activity related to the formation of a new financial institution, or the affiliation with or expansion of an existing financial institution, within a 50-mile radius of Laurel, Mississippi, other than the Bank contemplated herein or a modification thereof which is to be a wholly-owned subsidiary of the Holding Company, provided, however, that this restriction on the Organizers shall not apply in the event that the Holding Company fails to receive preliminary regulatory approval from the Federal Reserve to own 100% of the stock of the Bank by December 31, 1998, as a result of facts or circumstances which are not the result or product of, in whole or in substantial part, any negligent, willful or intentional act or omission of one or more Organizers, and (b) the Holding Company agrees not to participate directly or indirectly in any activity related to the formation of a new financial institution within a 50-mile radius of Laurel, Mississippi, other than the Bank contemplated herein or a modification hereof, which is to be affiliated with all the Organizers who have neither materially violated either this Agreement or any other agreement related to the formation of the Bank contemplated hereby and who have not withdrawn from participation in this venture. After June 30, 1999 the parties' restrictions, if any, on the ownership of, and participation in, other competing financial institutions shall be governed and dictated by the parties' fiduciary and other duties, if any, arising from the relationship of the parties on such date and any applicable state and federal rule or regulation applicable hereto. Each party hereto has carefully read and considered the provisions of this Section 12, and, having done so, agrees that the restrictions set forth in this Section 12 are fair and reasonable and are reasonably required for the protection of the interests of each party hereto. The parties hereto acknowledge that each party's services hereunder are a special and unusual character with a unique value to the other parties hereto, the loss of which cannot adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by a party hereto of any of the provisions of this Section 12, the other parties hereto, or any one of them, in addition to and not in limitation of, any other rights, remedies, or damages available under this Agreement, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by the breaching party or such party's partners, agents, representatives, servants, employers, employees, consulting clients, or any and all persons directly or indirectly acting for or with such breaching party.

     13. Publicity and Confidentiality. All press releases and public announcements about the Bank and any other activities contemplated by this Agreement require the prior approval of the Holding Company after consultation with securities counsel for the Holding Company. Each of the Organizers (i) will abide by any disclosure and confidentiality guidelines to be provided from time to time by the Holding Company and its counsel, (ii) will not make any disclosures that are harmful to the development of the Bank unless legally required to do so, in which case the Organizer shall notify the Holding Company and its counsel before making any disclosure in order to give the Holding Company and its counsel an opportunity to protest or appeal the requirement for the disclosure, and (iii) will not make any disclosure respecting any matters contemplated in this Agreement that will adversely affect the Holding Company's compliance with federal or state securities laws. The Holding Company will, with assistance of its counsel, adopt an insider trading policy, which shall contain appropriate provisions for trading in the stock of the Holding Company by insiders during certain periods or "trading windows" following the release to the public of material information concerning the Holding Company. No Organizer will trade in any of the Holding Company's stock when in possession of material nonpublic information respecting the Holding Company, whether or not during a "trading window." Each Organizer will at all times abide by all insider-trading and other compliance policies as determined and distributed to the Organizers by the Holding Company and its counsel from time to time.

     14. Stock Options. Subject to the approval of its shareholders, and assuming a $7.5 million offering, the Holding Company will grant the following numbers of options to purchase shares of the common stock of the Holding Company, at fair market value as of the date of grant, to the following groups of individuals on a date after the successful opening of the Bank:

          A. Approximately 30,000 options in the aggregate to the initial members of the Board of Directors of the Bank;

          B. Approximately 20,000 options in the aggregate to the initial executive officers of the Bank; and

          C. Approximately 15,000 options in the aggregate to members of the Holding Company's Board of Directors (excluding those members appointed from the Board of Directors of the Bank).

     In the event the offering is either greater than or less than $7.5 million, the number of options provided for in this section 14 will be adjusted proportionately.

     15. Termination. This Agreement shall terminate upon the mutual written consent of the Holding Company and a majority of the Organizers.

     16. Legal Compliance. This Agreement constitutes neither an offer or a sell, nor a solicitation of an offer to buy, securities of any kind whatsoever. The parties acknowledge that securities will only be offered or sold after compliance with all applicable federal and state securities laws. Each of the Organizers and the Holding Company represent and warrant to the other parties hereto that execution and performance of this Agreement and the transactions contemplated herein will not violate any contract, commitment, or other legal requirement binding upon such party.

     17. Modifications. This Agreement can only be modified by a written agreement duly signed by the Holding Company and a majority of the Organizers. Moreover, in order to avoid uncertainty, ambiguity and misunderstandings in their relationships, the parties hereto covenant and agree not to enter into any oral agreement or understanding inconsistent or in conflict with this Agreement; and the parties hereto further covenant and agree that any oral communication allegedly or purportedly constituting such an agreement or understanding shall be absolutely null, void and without effect.

     18. Waiver. Any waiver by a party of any breach or any term or condition hereof shall be affective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

     19. Relationship of the Parties. Nothing herein shall be deemed to create any partnership or joint venture relationship between the parties. No party shall make any representation or statement (whether written or oral) to any person or entity inconsistent with this Section 19.

     20. Third Parties. The provisions of this Agreement are not intended to be for, and shall not inure to, the benefit of any third parties, and no third party shall be deemed to have any privity of contract with any of the parties hereto by virtue of this Agreement.

     21. Assignments. Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by any party, except that the Holding Company may assign this Agreement to any corporation controlled by or under common control with the Holding Company.

     22. Cumulative Remedies. All rights and remedies of a party hereunder shall be cumulative and in addition to such rights and remedies as may be available to a party at law or equity.

     23. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements and representations between the parties with respect thereto.

     24. Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (ii) three business days after being duly deposited in the United States mail, registered or certified, return receipt requested, and addressed as follows:

     Holding Company:         The First Bancshares, Inc.
                              6480 U.S. Highway 98 W
                              P.O. Box 15549
                              Hattiesburg, Mississippi
                              Attn:     David Johnson

     Organizers:              First National Bank of the Pine Belt
                              (in organization)
                              c/o Robert D. Gholson, P.A.
                              P.O. Box 6523
                              Laurel, Mississippi 39441-6523

The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

     25. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     26. Governing Law. This Agreement has been executed and delivered in the State of Mississippi, and its validity, interpretations, performance, and enforcement shall be governed by the internal laws but not the conflicts of law rules of such State. Venue for any action arising out of or related to this Agreement shall be the Chancery Court for the Second Judicial District of Jones County, Mississippi.

     27. Agreement to Arbitrate. The parties agree that all controversies, disputes, or claims between the parties arising out of or related to this Agreement or the validity of this Agreement or any other agreement between the parties or any other provision of any such agreements, will be submitted for arbitration on demand of either party. All arbitration proceedings shall take place in Hattiesburg, Mississippi or the closest hearing site to Hattiesburg, Mississippi offered by the American Arbitration Association. If either party is not a resident of or does not maintain a presence in Mississippi in which the designated hearing site is situated, then such party hereby agrees to submit personally to the jurisdiction of the arbitration proceeding and, with respect to any award entered thereon, to the jurisdiction of a court of competent subject matter jurisdiction located in the above designated state and county. Except as otherwise provided in this Agreement, arbitration proceedings will be heard by one arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Section 1 et seq.) and not by any state arbitration law.

     28. No Inference Against Author. No provision of the Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

     29. Captions and Headings/Usage. The captions and headings are inserted in the Agreement for convenience only, and in no event be deemed to define, limit or describe the scope or intent of this Agreement, or of any provision hereof, nor in any way affect the interpretation of this Agreement. All pronouns and defined terms appearing herein shall be deemed to include both the singular and plural, and to refer to all genders, unless the context clearly requires otherwise.

     30. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same original.

                         [signatures on following page]

     IN WITNESS HEREOF, the parties hereto have duly executed this Bank Development Agreement to be legally binding and effective as of the date first above written.


                         THE FIRST BANCSHARES, INC.


                         By:    /s/ David E. Johnson
                         Its:   Chief Executive Officer



ORGANIZERS OF THE FIRST NATIONAL BANK OF THE PINE BELT:

/s/ Charels R. Lightsey                 /s/ Josephine C. Waites
Charles R. Lightsey                     Josephine C. Waites


/s/ J. Douglas Seidenburg               /s/ M. Ray Cole
J. Douglas Seidenburg                   M. Ray Cole


/s/ Peeler Lacey, M.D.                  /s/ Roy H. Boutwell
Peeler Lacey, M.D.                      Roy H. Boutwell


/s/ Trent A. Mulloy                     /s/ Ralph T. Simmons
Trent A. Mulloy                         Ralph T. Simmons


/s/ John J. McGraw, M.D.                /s/ Nick Welch
John J. McGraw, M.D.                    Nick Welch


/s/ Michael W. Chancellor               /s/ William H. Wells
Michael W. Chancellor                   William H. Wells

/s/ William M. Renovich                 /s/ Eric E. Lindstrom, Jr.
William M. Renovich                     Eric E. Lindstrom, Jr.


/s/ David L. Rice, III
David L. Rice, III, D.M.D.

                               EXHIBIT A

                  Conditional Subscription Agreement

                   CONDITIONAL SUBSCRIPTION AGREEMENT


TO:  First National Bank of the Pine Belt (in organization)
     ________________________

     Laurel, Mississippi 29267
     Attn:  _____________________


     In consideration for your agreement to sell and issue shares of the common stock (the "Shares") of First National Bank of the Pine Belt (in organization), a national bank (the "Bank"), to the undersigned subscriber (the "Holding Company"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holding Company hereby conditionally agrees to acquire from the Bank and does hereby conditionally subscribe for 500,000 Shares at a cash purchase price of $10.00 per share, for a total subscription price of $5,000,000.

     It is expressly understood and agreed by the Bank and Holding Company that the Holding Company's obligations to acquire and pay for the Shares is subject to and conditioned upon satisfaction of each of the following: (a) the receipt by the Holding Company of at least $2,000,000 in gross proceeds from the purchase of Holding Company securities by the Organizers of the Bank; (b) the filing of all applications and other documentation with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation and either receipt or continued active pursuit of all regulatory approvals for this investment and the Bank's proposed banking business; (c) the Holding Company, upon completion of this subscription, will be the sole shareholder of the Bank; and (d) the absence of any materially adverse changes in condition or circumstances which would make the acquisition, development, or operation of the Bank's proposed banking business unlawful, impracticable, or commercially unreasonable.

     The Holding Company agrees that in order for any of the foregoing conditions to be effective for the benefit of the Holding Company, the Holding Company shall have exercised its good faith and best efforts towards the satisfaction of such conditions to the fullest extent that the same is within the control of the Holding Company and is commercially feasible.

     This Agreement shall be governed by the laws of the state of Mississippi and the parties hereto agree to jurisdiction and venue, subject to proper service of process, in the State of Mississippi. All terms and provisions hereof are severable in the event of unenforceability of any one or more of them. The terms hereof may only be amended, modified, or waived in writing signed by the party to be bound thereby.

                       [signatures on following page]

     IN WITNESS WHEREOF, the Holding Company has executed this Conditional Subscription Agreement to be effective as of the _____ day of _____________, 1998.


                              HOLDING COMPANY

                              THE FIRST BANCSHARES, INC.

                              By:  ________________________________
                              Its: ________________________________

ACCEPTED as of the _____ day
of ______________, 1998.

First National Bank of the Pine Belt (in organization)

By:  _________________________
Its: _________________________